Exhibit 23.1

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors and Shareholders of Ogden Corporation:

     We consent to the incorporation by reference in this Registration Statement of Ogden Corporation on Form S-3 of the reports of Deloitte & Touche LLP dated February 10, 1997 (which express an unqualified opinion and include an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards Nos. 112 and 121), appearing in and incorporated by reference in the Annual Report on Form 10-K of Ogden Corporation for the year ended December 31, 1996 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
New York, New York

April 10, 1997